Contacts:
Phil McDermott CFO AltiGen Communications 510-252-9712 pmcdermott@altigen.com	Kirsten Chapman / Cathy Mattison Investor Relations Lippert/Heilshorn & Associates 415-433-3777 cmattison@lhai.com

ALTIGEN COMMUNICATIONS REPORTS
RECORD THIRD QUARTER FISCAL 2008 REVENUE
- Delivered Revenue of $4.8 Million, Up 15% over Third Quarter 2007 -
- Posted Gross Margins of 58.8%, Up from 53.4% Third Quarter 2007 -

Fremont, CA - July 23, 2008 - AltiGen Communications, Inc. (Nasdaq: ATGN), a leading provider of VoIP business phone systems and Unified Communications solutions for small-to-medium businesses (SMBs), including companies with multiple distributed locations, branch offices and call centers, reported its financial results for the fiscal 2008 third quarter ended June 30, 2008.

Gilbert Hu, AltiGen’s CEO, said, “Our fiscal third quarter revenue of $4.8 million grew 15 percent over last year and is the highest fiscal third quarter revenue in our history. We continue to grow revenue in this challenging environment by driving new system sales by expanding our base of resellers, distributors and strategic partners. By introducing new revenue sources, such as the software assurance and premier service plans, we are building recurring revenue streams that are improving gross margins and contributeing cash flow. In fact, at June 30, 2008, deferred revenue from our new service plans was $1.4 million and enrollment grew to 2,600 customers, up over 85 percent sequentially.”

“To drive revenue growth, we are proactively investing in product development, sales and marketing,” stated Jeremiah Fleming, AltiGen’s president and COO. “We continue to unveil highly competitive products for the unified communications (UC) solution and VoIP markets as part of our plan to drive new revenue growth. At the Microsoft Worldwide Partner Conference in Houston earlier this month, we launched the MAX Communications Server 6.0, our next generation UC solution, and received great interest and rave reviews. To capitalize on this position, we have leveraged our distribution relationship with SYNNEX Corporation to also include a focus on the Microsoft channel. Through our growing distribution relationship with Jenne, we will focus on larger VoIP resellers to sell AltiGen's more scalable IP PBX solution."

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AltiGen Reports Third Quarter Fiscal 2008 Financial Results

“We are expanding our relationships with international distributors, too,” Fleming added. “Boport Tele-Communication BV has created a unit dedicated exclusively to AltiGen products. Operating under the registered name AltiGen Benelux, it recently signed a distribution agreement with Televersal, a large distributor of VoIP telecommunications products in the Benelux region. Televersal will be responsible for the distribution of the Max1000 to its reseller channel, gaining more exposure for our high quality and easy to install IP PBX phone systems.”

Financial Results
Revenue for the fiscal 2008 third quarter was $4.8 million, compared to $4.2 million in the year ago and $4.7 million in the previous quarter. Gross margins were at 58.8 percent, compared to 55.6 percent last quarter and 53.4 percent a year ago. Operating expenses totaled $3.9 million, compared to $3.8 million last quarter and $2.9 million in the year ago quarter, reflecting the increased investment in research and development and sales and marketing. Net loss for the third quarter of fiscal 2008 was $1.0 million, or $0.07 per share, compared to $1.1 million, or $0.07 per share, in the second quarter and $526,000, or $0.03 per share in the same quarter last year.

Phil McDermott, AltiGen's CFO, said, "We are managing our cash conservatively and our balance sheet remains strong. We are driving toward profitability and are making progress toward our near-term objective of positive cash flow. In fact, during the quarter, we were cash flow neutral. At June 30, 2008, our cash and short-term investments were $9.5 million and we carried no long-term debt."

Revenue for the first nine months of 2008 was $13.8 million, compared to $12.7 million in first nine months of 2007. Net loss for the first nine months of fiscal 2008 was $3.1 million or $0.20 per share, compared to a net loss of $791,000 or $0.05 per share in the prior year period.

Earnings Conference Call
AltiGen will conduct a conference call with investment professionals at 2:00 PM Pacific Time (5:00 PM Eastern Time) today, July 23, 2008 to discuss AltiGen’s results of operations for the third quarter. Dial (800) 895-0198 (domestic) or (785) 424-1053 (international) to listen in to the call. The conference call ID is “7AltiGen.” A live webcast will also be made available at www.altigen.com. A telephonic replay will be available approximately one hour after the call through July 25, 2008. To access the replay, dial (800) 283-4605 or (402) 220-0874. A web archive will be made available at www.altigen.com for 90 days following the call's conclusion.

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AltiGen Reports Third Quarter Fiscal 2008 Financial Results

About AltiGen Communications
AltiGen Communications, Inc. (NASDAQ: ATGN) is a leading provider of VoIP business phone systems and Microsoft-based Unified Communications solutions for small-to-medium businesses (SMBs), including companies with multiple distributed locations, branch offices and call centers. AltiGen's scalable, integrated, and easy to manage all-in-one unified communications solutions enable an array of applications like standards based SIP VoIP phones and servers, unified messaging, voicemail, call recording, conferencing, call activity reporting and mobility solutions that leverage both the Internet and the public telephone network to take advantage of the convergence of voice and data communications. AltiGen’s systems are designed with an open architecture and are built on an industry standard platform. This adherence to widely used standards allows products to integrate with and leverage the existing technology investment of partners and customers. For more information, call 1-888-ALTIGEN or visit the web site at www.altigen.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding the continued market acceptance of our Voice over IP telephone systems, the successful introduction of our new MAX Communications Server 6.0, the successful expanded partnerships with Synnex Corporation and Jenne, our ability to penetrate the Benelux region with Boport Tel-Communication and Televersal, and our ability to achieve cash flow positive in the near term and profitability. These statements reflect management's current expectation. However, actual results could differ materially as a result of unknown risks and uncertainties, including but not limited to, risks related to AltiGen's limited operating history. For a more detailed description of these and other risks and uncertainties affecting AltiGen's performance, please refer to AltiGen's Annual Report on Form 10-K for the fiscal year ended September 30, 2007 and all subsequent current reports on Form 8-K and quarterly reports on Form 10-Q. All forward-looking statements in this press release are based on information available to AltiGen as of the date hereof and AltiGen assumes no obligation to update these forward-looking statements.

(Tables Follow)

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AltiGen Reports Third Quarter Fiscal 2008 Financial Results

AltiGen Communications, Inc.
Condensed Consolidated Statements of Operations
(Amounts in thousands, except per share data)
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	June 30		June 30
	FY 2008	FY 2007	FY 2008	FY 2007
Net Revenue	$4,812	$4,181	$13,784	$12,698
Gross profit	2,827	2,233	7,853	6,835

Research and development	1,137	860	3,087	2,502
Selling, general & administrative	2,764	2,009	8,128	5,459

Operating loss	(1,074)	(636)	(3,362)	(1,126)

Interest and other income,net	45	114	236	346

Net loss before tax	$(1,029)	$(522)	$(3,126)	$(780)

Provision for income tax	-	4	-	11

Net loss after tax	$(1,029)	$(526)	$(3,126)	$(791)

Basic and diluted net loss per share	$(0.07)	$(0.03)	$(0.20)	$(0.05)

Weighted average shares outstanding	15,697	15,505	15,734	15,266

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July 23, 2008
AltiGen Reports Third Quarter Fiscal 2008 Financial Results

	Condensed Consolidated Balance Sheets
	(Amounts in thousands)
	(Unaudited)

	June 30, 2008	September 30, 2007

Cash and cash equivalents	$7,580	$6,111
Short-term investments	1,899	3,796
Accounts receivable, net	2,196	2,656
Inventories	1,958	1,567
Other current assets	372	237
Net property and equipment	465	506
Other long-term assets	292	377
Total Assets	$14,762	$15,250

Current liabilities	$4,874	$2,816
Long-term liabilities	42	$89
Stockholders' equity	9,846	12,345

Total Liabilities and Stockholders' Equity	$14,762	$15,250